CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors,

ASIAFIN HOLDINGS CORP.

Suite 30.02, 30th Floor, Menara KH (Promet),

Jalan Sultan Ismail,

50250 Kuala Lumpur, Malaysia

We consent to the inclusion in the Registration Statement on Form S-1 of AsiaFIN Holdings Corp., Limited of our report date December 16, 2020, relating to our audit of the consolidated balance sheets of AsiaFIN Holdings Corp. as of August 31, 2020 and 2019 and the related consolidated statements of operation and comprehensive, stockholders’ equity, and cash flows for each of the two year period ended of August 31, 2020 and 2019.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

 /s/ JP CENTURION & PARTNERS PLT

JP CENTURION & PARTNERS PLT

KUALA LUMPUR, MALAYSIA

December 16, 2020